.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Charles D. Christy
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
DECLARES FOURTH QUARTER CASH DIVIDEND

Atlanta, GA (October 20, 2017) - Fidelity Southern Corporation (NASDAQ: LION) announced that the Corporation has declared a quarterly cash dividend of $.12 per share on its Common Stock. This dividend is payable November 14, 2017, to shareholders of record on November 1, 2017.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South and parts of the Midwest. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.